Exhibit 99.1

                Porter Bancorp, Inc. Announces Second
                         Quarter 2007 Results


    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 25, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with offices in Louisville, Lexington, Shepherdsville, Glasgow, Bowling Green and other central Kentucky communities, today reported results for the second quarter and six months ended June 30, 2007.

    The Company reported net income for the second quarter of 2007 of $3.7 million, or $0.49 per share, compared with $3.4 million, or $0.54 per share, for the second quarter of 2006. Earnings for the six months ended June 30, 2007, were $7.3 million, or $0.96 per share, compared with $6.8 million, or $1.08 per share, for the same period of 2006. The reduction in earnings per share between periods is primarily attributable to the issuance of 1,250,000 shares of common stock in our initial public offering in September 2006.

    Second Quarter Highlights

    -- Net income increased 7.6% to $3.7 million for the three months ended June 30, 2007, compared with the prior year's quarter.

    -- Total assets increased 18.2% to $1.2 billion since the second quarter of 2006, fueled by strong growth in loans.

    -- Loans grew 20.7% to $983.3 million compared with the second quarter of 2006.

    -- Deposits grew 20.3% to $977 million since the second quarter of 2006. The Bank's core customer non-interest bearing deposit accounts increased from $59.8 million to $65 million, or 8.7%, during the first half of 2007.

    -- The efficiency ratio for the second quarter of 2007 improved to 45.0% from 49.3% for the same period in 2006.

    -- We expanded our geographical footprint to Lexington, Kentucky with a new loan production office during June 2007. We recruited an experienced lending and product team with an established customer base. We plan to open a full service branch in that market in August.

    -- On June 18, 2007, we entered into a definitive agreement to acquire Ohio County Bancshares, Inc., the holding company for Kentucky Trust Bank, which operates six retail banking offices in three Kentucky counties, including the Bowling Green and Owensboro markets. Headquartered in Beaver Dam, Kentucky, Kentucky Trust Bank has assets of approximately $120 million. The acquisition is valued at approximately $12 million and will be paid in a combination of cash and stock, of which between 50% and 60% will be payable in Porter Bancorp shares. The proposed acquisition is expected to close in the early fourth quarter.

    "We are very excited about our new market opportunities in Lexington, Bowling Green, Beaver Dam, and Owensboro. These are excellent growth markets and we believe loan opportunities in these markets are substantial," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc.

    "Our loan growth of $129 million for the first six months of 2007 is more than double our loan growth for all of 2006. Our loan growth accelerated in 2007 and benefited from increased demand across our markets and the contribution of new offices opened since last year."

    "New deposit programs launched in the first quarter of 2007 contributed to the 20.3% increase in deposits to $977 million," continued Ms. Bouvette. "The deposit program is an important part of our strategy to fund the growth in our loan portfolio. Total deposits are up $115.1 million in the first six months of 2007, or more than double the growth of $55.3 million for all of 2006."

    Net Interest Income

    Net interest income was $10.1 million for the three months ended June 30, 2007, an increase of $710,000, or 7.5%, compared with $9.4 million for the same period in 2006. Net interest income was $19.9 million for the six months ended June 30, 2007, an increase of $1.4 million, or 7.6%, compared with $18.5 million for the same period in 2006. This increase was attributable to the growth in our loan portfolio, partially offset by the reduction in net interest margin reflecting the effect of a flat yield curve.

    Net interest margin for the second quarter of 2007 declined to 3.69% compared with 4.10% for the second quarter of 2006. Our yield on earning assets increased to 7.96% for the second quarter of 2007 compared to 7.78% for the second quarter of 2006 while our cost of funds increased to 4.86% for the second quarter of 2007 compared to 4.12% for the second quarter of 2006. Net interest margin decreased 23 basis points from our margin of 3.92% in the first quarter of 2007. Our yield on earning assets declined 7 basis points from 8.03% during the first quarter of 2007 while our cost of funds increased 12 basis points from 4.74%. This was due in part to our use of promotional pricing in our marketing efforts to attract premium customers in our new markets.

    Non-Interest Income

    Non-interest income was $1.3 million in both the second quarter of 2007 and the second quarter of 2006. Non-interest income was $2.5 million in the first six months of 2007 compared with $2.7 million for the same period of 2006. This decrease is primarily attributable to a decrease in service charges on deposit accounts. Product fee changes implemented during the first quarter of 2007 have resulted in increased fees during the second quarter. Future expectations are that this will continue during the remainder of the year.

    Non-Interest Expense

    Non-interest expense for the second quarter decreased 3.1% from prior year second quarter. Non-interest expense for the six months ended June 30, 2007, decreased 2.1% from the six months ended June 30, 2006. Our diligent focus on overhead management and expense control resulted in an improved efficiency ratio of 45.0% for the second quarter of 2007 compared with 49.3% for the second quarter of 2006. Our efficiency ratio continues to outperform our peers at 45.2% for the first six months of 2007 compared with 48.7% for the first six months of 2006.

    Balance Sheet Review

    Total assets increased 14.0%, or $147.2 million, to $1.2 billion at June 30, 2007, from $1.05 billion at December 31, 2006. The Company's loan portfolio increased 15.1%, or $129 million, to $983.3 million from $854.4 million at December 31, 2006, primarily due to in-house loan origination efforts of our lending staff. Deposits at June 30, 2007, increased 13.4% to $977 million from $861.9 million at December 31, 2006, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period.

    Asset Quality

    "Asset quality remains strong as evidenced by the reduction in non-performing assets since last year," continued Ms. Bouvette. "Our non-performing loans as a percentage of total loans have declined each quarter since last year. In addition, our coverage ratio of allowance for loan losses to non-performing loans increased to 187% in the latest quarter from 124% in the second quarter of last year. We have no subprime exposure and remain diligent about maintaining our excellent loan quality to support future earnings growth."

    Nonperforming loans at June 30, 2007, were $7.2 million, or 0.73% of total loans, compared with $8.3 million, or 0.89% of total loans at March 31, 2007, and $8.9 million, or 1.05% of total loans at December 31, 2006. The decrease of $1.7 million in nonperforming loans from December 31, 2006 to June 30, 2007, is primarily attributable to our collection efforts via foreclosure and collateral repossession.

    Foreclosed properties at June 30, 2007, were $4.1 million compared with $2.4 million at June 30, 2006, and $2.7 million at March 31,
2007. The increase in foreclosed properties reflects the normal progression of troubled loans through workout, collateral repossession, and ultimate disposition.

    Our loan loss reserve as a percentage of total loans at June 30, 2007, decreased to 1.37% from 1.55% at June 30, 2006, and 1.43% at
March 31, 2007. Provision for loan losses increased $323,000 to $700,000 for the three months ended June 30, 2007, and increased $572,000 to $1.3 million for the first six months of 2007, compared to the same periods ended June 30, 2006. The increase in the loan loss provision for the first six months of 2007 reflected the strong growth in the loan portfolio requiring a larger provision to remain consistent with historical experience. Net loan charge-offs for the second quarter of 2007 were $432,000, or .18% of average loans annualized, and .15% annualized for the first half of 2007. We assess the adequacy of our loan loss reserve each quarter and make the appropriate provision for loan losses based on that assessment.

    Forward-Looking Statements

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under "Risk Factors" in the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

    Additional Information

    The foregoing may be deemed to be offering materials of Porter Bancorp in connection with Porter Bancorp's proposed acquisition of Ohio County Bancshares, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated June 16, 2007, between Porter Bancorp and Ohio County Bancshares.

    Porter Bancorp and Ohio County Bancshares shareholders and other investors are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Porter Bancorp will file with the SEC in connection with the proposed merger, because it will contain important information about Porter Bancorp, Ohio County Bancshares, the merger, the persons soliciting proxies in the proposed merger and their interests in the proposed merger and related matters.

    The respective directors and executive officers of Porter Bancorp and Ohio County Bancshares and other persons may be deemed to be participants in the solicitation of proxies from Ohio County Bancshares shareholders with respect to the proposed transaction. Information regarding Porter Bancorp's directors and executive officers is available in its proxy statement filed with the SEC on April 18, 2007. Information regarding Ohio County Bancshares's directors and executive officers and other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

    This news release is not an offer to sell, or a solicitation of an offer to buy, shares of Porter Bancorp common stock, or the solicitation of any proxies from Ohio County Bancshares shareholders. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC Web site (www.sec.gov) and from Porter Bancorp by contacting C. Bradford Harris, Executive Vice President and Corporate General Counsel, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Telephone: (502) 499-4800.

    In addition to the proposed registration statement and proxy statement/prospectus, Porter Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Porter Bancorp at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York and Chicago. Please call the SEC at 1 800 SEC 0330 for more information on the public reference rooms. Porter Bancorp SEC filings also are available to the public from commercial document retrieval services and at www.sec.gov.

    Unaudited supplemental financial information for the second quarter and six months ending June 30, 2007 follows.




PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                  Three      Three      Three       Six        Six
                  Months     Months     Months     Months     Months
                  Ended      Ended      Ended      Ended      Ended
                 6/30/07    3/31/07    6/30/06    6/30/07    6/30/06
                ---------- ---------- ---------- ---------- ----------

Income
 Statement Data
Interest income $   21,935 $   20,054 $   17,947 $   41,989 $   34,934
Interest
 expense            11,815     10,310      8,537     22,125     16,480
                ---------- ---------- ---------- ---------- ----------
Net interest
 income             10,120      9,744      9,410     19,864     18,454
Provision for
 loan losses           700        625        377      1,325        753

Service charges
 on deposit
 accounts              648        535        683      1,183      1,348
Gains on sales
 of government
 guaranteed
 loans, net             15          -          -         15         99
Gains on sales
 of loans
 originated for
 sale, net               -          -        129          -        240
Gains on sales
 of securities,
 net                    62          -         27         62         27
Gains on sales
 of other
 assets, net             1          6          -          7         18
Other                  582        635        491      1,217        964
                ---------- ---------- ---------- ---------- ----------
Non-interest
 income              1,308      1,176      1,330      2,484      2,696

Salaries &
 employee
 benefits            3,001      2,935      3,048      5,936      5,885
Occupancy and
 equipment             599        565        672      1,164      1,360
Franchise tax          325        325        267        650        540
Communications
 expense                99        110        137        209        283
Advertising            114        139        190        253        319
Other                  973        882        963      1,855      1,900
                ---------- ---------- ---------- ---------- ----------
Non-interest
 expense             5,111      4,956      5,277     10,067     10,287

Income before
 income taxes        5,617      5,339      5,086     10,956     10,110
Income tax
 expense             1,928      1,738      1,656      3,666      3,277
                ---------- ---------- ---------- ---------- ----------
Net income      $    3,689 $    3,601 $    3,430 $    7,290 $    6,833
                ========== ========== ========== ========== ==========

Weighted
 average shares
 (basic &
 diluted)        7,586,167  7,582,819  6,332,447  7,584,502  6,332,447

Basic and
 diluted
 earnings per
 share          $     0.49 $     0.47 $     0.54 $     0.96 $     1.08
Cash dividends
 declared per
 share          $     0.20 $     0.20 $     0.20 $     0.40 $     0.40





PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                  Three       Three      Three       Six        Six
                 Months      Months     Months     Months     Months
                  Ended       Ended      Ended      Ended      Ended
                 6/30/07     3/31/07    6/30/06    6/30/07    6/30/06
               ----------- ----------- --------- ----------- ---------
Average
 Balance Sheet
 Data
Assets         $1,161,738  $1,066,894  $979,566  $1,114,578  $983,452
Loans             955,896     891,591   811,403     923,921   804,698
Earning assets  1,110,384   1,016,964   930,924   1,063,932   934,783
Deposits          939,634     875,568   802,878     907,778   806,447
Long-term debt
 and advances     101,648      72,853    87,882      87,330    89,851
Interest
 bearing
 liabilities      974,738     881,771   831,754     928,511   836,594
Stockholders'
 equity           112,672     110,235    75,830     111,460    74,692


Performance
 Ratios
Return on
 average
 assets              1.27%       1.37%     1.40%       1.32%     1.39%
Return on
 average
 equity             13.13       13.25     18.14       13.19     18.45
Yield on
 average
 earning
 assets (tax
 equivalent)         7.96        8.03      7.78        7.99      7.58
Cost of
 interest
 bearing
 liabilities         4.86        4.74      4.12        4.81      3.97
Net interest
 margin (tax
 equivalent)         3.69        3.92      4.10        3.80      4.02
Efficiency
 ratio              44.97       45.38     49.26       45.17     48.70

Loan Charge-
 off Data
Loans charged-
 off           $     (512) $     (314) $   (416) $     (826) $   (493)
Recoveries             80          68        83         148       154
               ----------- ----------- --------- ----------- ---------
Net charge-
 offs          $     (432) $     (246) $   (333) $     (678) $   (339)





PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                             As of     As of      As of       As of
                            6/30/07   3/31/07    12/31/06    6/30/06
                           --------- ---------- ---------- -----------
Assets
Loans                     $  983,343 $  926,747 $  854,367 $  814,489
Loan loss reserve            (13,479)   (13,211)   (12,832)   (12,611)
                          ----------  ---------  ---------  ---------
Net loans                    969,864    913,536    841,535    801,878
Securities available for
 sale                        101,733     97,463     95,090     97,976
Federal funds sold &
 interest bearing deposits    49,293      6,042     40,957     13,950
Cash and due from
 financial institutions       15,821     44,553     15,306     41,721
Premises and equipment        14,414     13,808     13,774     13,943
Goodwill                      12,881     12,881     12,881     12,881
Accrued interest
 receivable and other
 assets                       34,176     31,462     31,463     31,023
                          ----------  ---------  ---------  ---------
Total Assets              $1,198,182 $1,119,745 $1,051,006 $1,013,372
                          ==========  =========  =========  =========


Liabilities and Equity
Certificates of deposit   $  727,053 $  673,017 $  656,691 $  647,955
Interest checking             44,573     49,600     50,840     47,989
Money market                 106,691     79,823     61,666     26,307
Savings                       25,379     25,041     23,479     23,875
                          ----------  ---------  ---------  ---------
Total interest bearing
 deposits                    903,696    827,481    792,676    746,126
Demand deposits               73,265     69,998     69,180     66,064
                          ----------  ---------  ---------  ---------
Total deposits               976,961    897,479    861,856    812,190
Federal funds purchased &
 repurchase agreements         1,491      1,473      1,134      6,537
Notes payable                      -          -          -      9,500
FHLB advances                 76,479     77,007     47,562     77,680
Junior subordinated
 debentures                   25,000     25,000     25,000     25,000
Accrued interest payable
 and other liabilities         6,397      8,227      7,108      6,928
                          ----------  ---------  ---------  ---------
Total liabilities          1,086,328  1,009,186    942,660    937,835
Stockholders' equity         111,854    110,559    108,346     75,537
                          ----------  ---------  ---------  ---------
Total Liabilities and
 Stockholders' Equity     $1,198,182 $1,119,745 $1,051,006 $1,013,372
                          ==========  =========  =========  =========


Ending shares outstanding  7,629,102  7,621,647  7,622,447  6,371,697
Book value per share      $    14.66 $    14.51 $    14.21 $    11.86
Tangible book value per
 share                         13.01      12.73      12.45       9.95

Asset Quality Data
Loan 90 days or more past
 due still on accrual     $    1,485 $      769 $    2,010 $    4,536
Non-accrual loans              5,704      7,493      6,930      5,643
                          ----------  ---------  ---------  ---------
Total non-performing loans     7,189      8,262      8,940     10,179
Real estate acquired
 through foreclosures          4,118      2,702      2,415      2,402
Other repossessed assets           9          9          9         15
                          ----------  ---------  ---------  ---------
Total non-performing
 assets                   $   11,316 $   10,973 $   11,364 $   12,596
                          ==========  =========  =========  =========
Non-performing loans to
 total loans                    0.73%      0.89%      1.05%      1.25%
Non-performing assets to
 total loans                    1.15       1.18       1.33       1.55
Allowance for loan losses
 to non-performing loans      187.49     159.90     143.53     123.89
Allowance for loan losses
 to total loans                 1.37       1.43       1.50       1.55

Risk-based Capital Ratios
Tier I leverage ratio          10.82%     11.58%     11.86%      9.15%
Tier I risk-based capital
 ratio                         12.64      13.42      14.32      11.02
Total risk-based capital
 ratio                         13.89      14.67      15.57      12.27

FTE employees                    233        221        218        223


    PBIB-G PBIB-F


    CONTACT: Porter Bancorp, Inc.
             Maria L. Bouvette, 502-499-4800
             President and CEO